UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2014

BioPharmX Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-54871	59-3843182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1098 Hamilton Court
Menlo Park, CA 94025
 (Address of Principal Executive Offices)

Tel. (650) 889-5020
Fax (650) 900-4130
 (Registrant’s telephone number, including area code)

 (Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENTS.

BioPharmX Corporation (the “Company,” or “we,” “us”) entered into Subscription Agreements (the “Subscription Agreements”) for a private placement (the “Private Placement”) of shares of our Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), and warrants (the “Warrants”) with two accredited investors (the “Investors”) on March 14, 2014 and April 1, 2014, respectively, whereby we sold an aggregate of 810,811 shares of Series A Preferred Stock at a per share price of $1.85 for gross proceeds of $1,500,000 and issued to the investors for no additional consideration the Warrants to purchase in the aggregate 405,406 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $3.70 per share. The closing of the sale of the Series A Preferred Stock and the Warrants under the Subscription Agreements occurred on April 11, 2014.

In connection with the Subscription Agreements, the Company, the majority shareholders of the Company and the Investors entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with the Investors on March 14, 2014 and April 1, 2014, respectively, whereby the Investors were granted certain rights including: (i) right to receive copies of quarterly and annual reports of the Company, (ii) right of inspection of the Company’s properties and records, (iii) right of participation in future securities offerings, (iv) tag-along rights in connection with sales of the Company’s stock by a major shareholder, and (v) board of directors representation rights for the subscribers who purchased at least 500,000 shares of Series A Preferred Stock and hold at least 30% of such shares (the “Qualified Subscribers”). The Company made certain covenants under the agreement including: (i) uplisting to NYSE or NASDAQ within three years from the issuance shares of Series A Preferred Stock, and (ii) increase of the board of directors to five members including one member to be appointed by the Qualified Subscribers.

The foregoing summary does not purport to be a complete statement of the parties’ rights and obligations under the Subscription Agreements, the Investor Rights Agreements and the Warrant or a complete explanation of the material terms thereof. The foregoing summary is qualified in its entirety by reference to the forms of Subscription Agreements, Investor Rights Agreement and Warrants attached hereto.

As a result of the closing of the Private Placement, the 6% secured convertible notes in the aggregate principal amount of $2.25 million previously issued by BioPharmX Inc., a Delaware corporation and wholly-owned subsidiary of the Company, were automatically converted into 1,520,280 shares of common stock of the Company (the “Conversion Shares”).

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The information pertaining to the Series A Preferred Stock, the Warrants and the Conversion Shares in Item 1.01 is incorporated herein by reference in its entirety. Neither the shares of Series A Preferred Stock, the Warrants and the Conversion Shares nor the shares of the Company’s common stock issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company issued these securities in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act and Regulation D and Regulation S promulgated thereunder. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

In connection with the Private Placement, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Series A Certificate”). Pursuant to the Series A Certificate, there are 3.3 million shares of Series A Preferred Stock authorized. Holders of the Series A Preferred Stock are entitled to interest payment at the rate of 6% of the purchase price per annum payable at the option of the Company in shares of common stock or in cash. Holders of the Series A Preferred Stock are entitled to receive dividends on an as converted basis with the holders of the Company’s common stock.

The holders of the Series A Preferred Stock are entitled to vote together with the holders of the Company’s common stock, with each such holder of Series A Preferred Stock entitled to the number of votes equal to the number of shares of the Company’s common stock into which such Series A Preferred Stock would be converted if converted on the record date for the taking of a vote.

Each share of Series A Preferred Stock is initially convertible, at any time at the sole option of the holder, into one share of the Company’s common stock, subject to future adjustments as provided for in the Series A Certificate. The Series A Preferred Stock shall automatically convert into shares of the Company’s common stock upon the uplisting of the common stock to NYSE or NASDAQ within three years from the issuance of shares of Series A Preferred Stock.

If the Company fails to effect the uplisting within three years from the issuance of shares of Series A Preferred Stock, the holders will have the right to require the Company to redeem all or a portion of the then outstanding Series A Preferred Stock at a price per share equal to the Series A Preferred Stock liquidation preference.

The foregoing summary does not purport to be a complete statement of the parties’ rights and obligations under the Series A Certificate or a complete explanation of the material terms thereof. The foregoing summary is qualified in its entirety by reference to the Series A Certificate attached hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit No.	Description
4.1	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

4.2	Form of Warrant

10.1	Form of Subscription Agreement.

10.2	Form of Investor Rights Agreement.
___________________

* Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2014	BioPharmX Corporation

	By:	/s/ James Pekarsky
Name: James Pekarsky
Title: Chief Executive Officer